Exhibit 99.1

500 Expressway Drive South, Brentwood, NY 11717

Phone: 631.231.4600

Fax: 631.404.3899

www.medical-action.com

August 1, 2011

Updated Notice Concerning Prohibition on Insider Trades During Pension Fund Blackout Period

RE: Updated Notice Concerning Prohibition on Insider Trades During Pension Fund Blackout Period

On July 7, 2011 you received a notice (the “7/7 Notice”) concerning the prohibition on trading equity securities acquired in connection with your service or employment as a director or executive officer. This letter provides you with an important update regarding the prohibition.

As described in the 7/7 Notice, the participants in the Medical Action Industries Inc. 401(k) (the “Plan”) were temporarily unable to direct or diversify investments under the Plan, or obtain a loan or distribution from the Plan while we were transitioning the investment, trustee, and recordkeeping services for the Plan to Fidelity Investments®. During the period the Plan participants’ investment accounts were unable to be traded (the “Blackout Period”), we instituted a prohibition on grants and trading for directors and executive officers, as required by Section 306 of the Sarbanes-Oxley Act of 2002 and Section 101 of Regulation BTR under the Securities Exchange Act of 1934, as amended (“Regulation BTR”). The transition to the new administrator was completed earlier than expected, and the Blackout Period for Plan participants described in the 7/7 Notice ended on August 1, 2011. Because of this, you are no longer prohibited from trading equity securities acquired in connection with your service or employment as a director or executive officer under the requirements of Section 306 of the Sarbanes-Oxley Act of 2002 and Section 101 of Regulation BTR. However, you are still subject to a company-wide prohibition on trading due to the preparation and issuance of the Company’s quarterly financial statements that began on June 15, 2011 and is scheduled to end on August 4, 2011.

If you have any questions concerning the end of the Blackout Period or the prohibition on insider trades during the Blackout Period described in the 7/7 Notice, you should contact me at 631-404-3736.

Sincerely,

Charles L. Kelly

Chief Financial Officer